Exhibit 99.1
SandRidge Mississippian Trust II Announces Quarterly Distribution
SANDRIDGE MISSISSIPPIAN TRUST II
The Bank of New York Mellon Trust Company, N.A., Trustee
__________________________________________________________________________________News Release
For Immediate Release
HOUSTON, Texas October 24, 2019 — SANDRIDGE MISSISSIPPIAN TRUST II (NYSE: SDR) today announced a quarterly distribution for the three-month period ended September 30, 2019 (which primarily relates to production attributable to the Trust’s interests from June 1, 2019 to August 31, 2019) of approximately $0.6 million, or $0.013 per unit. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before November 22, 2019 to holders of record as of the close of business on November 8, 2019.

During the three-month production period ended August 31, 2019, average oil, natural gas and natural gas liquids (“NGL”) prices decreased significantly compared to the three-month period ended May 31, 2019. Combined sales volumes were lower than the previous period. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

As previously disclosed, there is a potential for an early termination of the Trust. Based on SandRidge Energy, Inc.'s estimates for the next twelve months regarding projected production from the properties in which the Trust owns a royalty interest and estimated pricing based on futures prices as of September 30, 2019 readily available in the public market adjusted for differentials, cash available for distribution for the four consecutive quarters ending December 31, 2019, on a cumulative basis, may fall below $5.0 million, which would require the Trust to commence termination shortly after the quarterly cash distribution is made in February 2020. If that early termination event occurs, the Trustee will be required to sell all of the Trust’s remaining assets and liquidate the Trust.

As previously disclosed, commencing with the distribution to unitholders paid in the first quarter of 2019, the Trustee has been withholding the greater of $50,000 or 3.5% of the funds otherwise available for distribution each quarter to gradually increase existing cash reserves by a total of approximately $625,000. This cash is reserved to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities. With the potential of an early termination of the Trust, the withholding for each of this distribution and the distribution for the three-month period ending December 31, 2019 will be $195,000. The withholding of funds to increase existing cash reserves reduces the amount of cash available for distribution to unitholders, and therefore the increased cash withheld from this quarter’s and next quarter’s distributions could cause the Trust to be required to commence termination as early as February 2020 as discussed above instead of May 2020 as previously estimated and disclosed in the Trust's Form 10-Q filed on August 13, 2019.

As previously disclosed, on May 10, 2019, the Trust received written notification from The New York Stock Exchange (“NYSE”) that the Trust no longer satisfied the continued listing compliance standards set forth under Rule 802.01C of the NYSE Listed Company Manual because the average closing price of the Trust units fell below $1.00 over a 30 consecutive trading-day period that ended May 8, 2019. If the Trust is unable to regain compliance with the applicable standards within a six-month cure period that concludes on November 10, 2019, the NYSE will commence suspension and delisting procedures. As the average 30-day closing price of the Trust units has remained below $1.00 since receipt of the notification, the Trustee expects that the NYSE will delist the Trust units by mid-November 2019 and that shortly thereafter trading of the Trust units likely would be transferred to the over‑the-counter market.

The Trust owns royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Grant, Kay, Noble and Woods counties in northern Oklahoma and Barber, Comanche, Harper and Sumner counties in southern Kansas and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and NGL prices, and the amount and timing of the Trust’s administrative expenses, among other factors. All Trust unitholders share distributions on a pro rata basis.

Volumes, average prices and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	9
NGL (MBbl)	42
Natural Gas (MMcf)	469
Combined (MBoe)	130
Average Price
Oil (per Bbl)	$54.32
NGL (per Bbl)	$13.54
Natural Gas (per Mcf)	$1.44
Natural Gas (per Mcf) including impact of post-production expenses	$0.54
Revenues	$1,745
Expenses	928
Distributable income	$817
Additional cash reserve	195
Distributable income available to unitholders	$622
Distributable income per unit (49,725,000 units issued and outstanding)	$0.013

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust II to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to foreign partners.
This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders, the Trustee’s planned withholding of funds to increase cash reserves for future known, anticipated or contingent expenses or liabilities of the Trust, the timing of the potential early termination of the Trust, and the potential delisting of the Trust units from the NYSE and the transfer of trading to the over‑the-counter market. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge Energy, Inc. (“SandRidge”) with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively impacted by prevailing low commodity prices, which could remain low for an extended period of time or decline further. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust II is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555